EXHIBIT 10.1

Board of Directors

February 4, 2019

Mr. Jeffrey J. Lyash
1104-25 Scrivener Square
Toronto, ON, Canada M4W 3Y6

Dear Jeff:

I am pleased to provide this proposal for the terms under which you would assume the position of
President and Chief Executive Officer of the Tennessee Valley Authority ("TVA"). This offer and the initial terms of your compensation set forth herein, if accepted by you, are subject to formal approval by the TVA
Board of Directors and are not final until such approval.

Your commencement date as President and Chief Executive Officer will be no later than August 14, 2019, with your best effort to start sooner. Upon employment in this position, TVA will provide you an annual salary of $920,000, which will be payable on a bi-weekly basis.

Additionally, you will be included as a participant in TVA's Executive Annual and Long-Term Incentive
Plans. Under the Annual Incentive Plan, your target annual incentive opportunity will be 150 percent of your annual salary beginning in fiscal year 2019 (October 1, 2018 through September 30, 2019), as long as you commence employment by June 30, 2019. The actual calculated award amount will be prorated based on the number of months you are employed during the fiscal year and on achievement of goals established at the beginning of the performance period. Your annual incentive awards as calculated are then subject to adjustment at the discretion of the Board based on its review of your individual performance during the fiscal year.

Under the Long-Term Incentive Plan, performance and retention awards are granted annually on
October 1st for three-year periods. Your annual Long-Term Performance grant target opportunity will be
220 percent of your commencement date annual salary. Effective October 1, 2019, you will receive a
Long-Term Performance grant of $2,024,000 for the FY 2019 - FY 2021 performance cycle which is equivalent to 2/3 of an initial employment grant of $3,036,000. The actual calculated award amount will be based on company's performance and on achievement of goals established at the beginning of the performance period. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment.

Effective October 1, 2019, you will also receive a Long-Term Performance grant of $2,024,000 for the FY
2020 - FY 2022 performance cycle. The full amount will vest on September 30, 2022. The actual calculated award amount will be based on achievement of goals established at the beginning of the performance period. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment.

Your annual Long-Term Retention target opportunity will be 95.2 percent of your annual salary beginning in fiscal year 2020 (October 1, 2019 through September 30, 2020). Based on an annual salary of $920,000, you will receive a Long-Term Retention grant of $876,000 for the three-year period FY 2020 - FY 2022.
This grant will vest in 1/3 increments: $292,000 on September 30, 2020, $292,000 on September 30, 2021,

Mr. Jeffrey J. Lyash

February 4, 2019

and $292,000 on September 30, 2022. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment.

Annual and long-term performance incentive awards are generally paid out in the first quarter of the fiscal year following the fiscal year in which they are earned.

The Board on an annual basis will review all of the compensation elements set forth above at the beginning of each fiscal year. Following such annual review, the Board may approve adjustments to your compensation for such fiscal year based on a number of factors and considerations, which may include individual and corporate performance during the previous fiscal year and changes in chief executive benchmark compensation within TVA's peer group.

Due to the nature of this position, you will also be included as a participant in TVA's Supplemental
Executive Retirement Plan (SERP) at the Tier 1 level with the following provisions:

•	The "Prior Employer Offset" will be waived.

•	The "Qualified Plan Offset" will be calculated based on the pension benefit you would be eligible to receive as a participant in TVA's 401 (K) plan.

At the commencement of your employment with TVA, you will be granted five years of credited service for calculating your SERP benefit. In the event of involuntary termination except for cause prior to 5 years of actual service, the vesting requirement will be waived and you will be entitled to the additional five years of granted credited service plus your actual years of service for calculating your SERP benefit. In the event of termination for cause or voluntary termination for any reason prior to five years of actual service, the vesting requirement will be waived and your SERP benefit will be calculated based on a total of five years of credited service.

After five years of actual service with TVA, you will be granted five additional years of credited service for a total of 15 years of credited service for calculating your SERP benefit. In the event of termination for cause or voluntary termination for any reason after five years of actual service, your SERP benefit will be calculated based on a combined total of your actual years of service and the additional granted 10 years of credit service.

Except for and subject to the vesting and other conditions stated above, in the event of termination (other than if you are terminated for cause as defined below), your termination will be considered an approved termination under the SERP and a benefit equal to that calculated for an "Approved Termination" will be payable upon termination according to the terms of the plan.

At your request, we will provide a general outline of how the SERP calculation works for you to use in your consideration of this offer.

In connection with your move to TVA's headquarters in Knoxville, Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family. TVA's relocation services program will also be available to assist you in the sale of your present home. These relocation benefits must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

Mr. Jeffrey J. Lyash

February 4, 2019

In addition to relocation benefits, TVA will provide you a recruitment and relocation incentive of $1,784,000, which will vest and be paid to you in three installments, $400,000 on September 30, 2019, $1,092,000 on September 30, 2020 and $292,000 on September 30, 2021, less any applicable taxes and withholdings.
Eligibility for each installment requires that you be employed by TVA on the vesting date for that payment.

TVA will provide you a sign-on bonus payment in the total amount of $380,000, which will be paid to you in one lump sum payment, less any applicable taxes and withholdings. The payment of $380,000 will be made as soon as practical following the commencement of your employment. The sign-on bonus payment must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or
(ii) you are terminated for cause.

In the event TVA terminates your employment without cause, TVA will pay you a lump-sum payment in an amount equal to one year's annual salary and one year's executive annual incentive based on 100 percent of your target opportunity. In such event, this lump-sum will be paid to you within sixty (60) days following your separation from service. For purposes of this provision, termination without cause includes constructive termination which will be deemed to occur if you terminate your employment because you are asked to take a new position with TVA with a material reduction in level of authority, duties, compensation, and benefits. This provision shall not apply, and no lump-sum payment will be made, in the event you voluntarily terminate your employment, voluntarily retire, or your employment is terminated "for cause" (as defined below).

For purposes of this offer letter, termination "for cause" shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

You will be entitled to annual leave accrued at the initial rate of six (6) hours per pay period, sick leave accrued at the rate of six (6) hours per pay period, and paid holidays in accordance with applicable Federal leave laws and laws establishing Federal holidays contained in Title V of the United States Code. In your capacity as President and Chief Executive Officer, it is recognized that you will be required to work outside and beyond normal work hours. Accordingly, administrative leave for additional time off may be made available as agreed upon between you and the Chair of the Board.

During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to new management and specialist employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you.
Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position will also require, and is subject to your receiving, a top-secret security clearance and a nuclear security/safeguards clearance.

Jeffrey J. Lyash

February 4, 2019

You have informed the Board that you currently serve as a member of the Board of Directors of one outside publicly traded company. As the President and CEO of TVA, your membership on a board
(whether in your personal or official capacity, and whether paid or unpaid) is subject to various provisions of federal law, standards of conduct, TVA's Code of Conduct, and the Board's Conflict of Interest
Policy. The Board is willing to consider permitting you to remain on the Board of this outside publicly traded company while you are President and CEO of TVA, subject to the Chair's determination that your service is and remains consistent with all applicable federal law, standards of conduct, TVA's Code of
Conduct, and the Board's Conflict of Interest Policy.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me. We look forward to your acceptance and, subject to approval of the TVA Board of Directors, your joining the TVA team.

Please sign below indicating your acceptance of this offer.

Sincerely,

/s/ Richard C. Howorth
Richard C. Howorth
Chair

/s/ Jeffrey J. Lyash                       February 5, 2019
Jeffrey J. Lyash                         Acceptance Date

Date of Approval by TVA Board of Directors         February 14, 2019
Date